                                                                    EXHIBIT 11.3

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                    NINE MONTHS ENDED SEPTEMBER 30, 2000
                                                --------------------------------------------
                                                  NUMBER           PERCENT       EQUIVALENT
                                                 OF SHARES       OUTSTANDING       SHARES
                                                ------------    ------------    ------------
COMMON STOCK
   From Founders' Stock                            2,300,000          100.00%      2,300,000
   Stock Options Exercised                         2,488,572           91.14%      2,267,966
   Preferred Stock Converted to Common Stock      15,310,943          100.00%     15,310,943
   1994 Common Stock Offerings                    11,242,857          100.00%     11,242,857
   1995 Common Stock Offerings                     4,323,874          100.00%      4,323,874
   1996 Common Stock Offering                      6,000,000          100.00%      6,000,000
   1999 Treasury Stock Transaction                    (6,588)         100.00%         (6,588)
   March 2000 Debt Swap                            3,789,715           74.82%      2,835,371
   Canadian Transaction                              714,286           88.69%        633,473
   Employee Stock Purchase Plan Shares Issued        169,504           88.38%        149,809
   Warrants Exercised                                134,737           97.56%        131,456
                                                ------------                    ------------
                                                  46,467,900                      45,189,161

WEIGHTED AVERAGE SHARES OUTSTANDING                                               45,189,161

NET LOSS                                                                        $(76,165,541)

NET LOSS PER SHARE                                                              $      (1.69)
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